Exhibit 10(a)

PARKER-HANNIFIN CORPORATION

AMENDMENT TO

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS PROGRAM

Adopted: 01/27/2011

Effective: 01/27/2011

WHEREAS, by instrument effective as of January 1, 1980, the Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program (the “Program”) was established for the benefit of certain employees of Parker-Hannifin Corporation and their beneficiaries; and

WHEREAS, the Program has been amended and restated from time to time, having most recently been amended effective April 15, 2010; and

WHEREAS, upon recommendation of the Human Resources & Compensation Committee of the Board, the Board of Directors desires to amend and restate certain terms, provisions, and conditions of the Program.

NOW, THEREFORE, the Program is hereby amended as of January 27, 2011, as follows:

1. Section 3.03(g) of the Program is hereby amended by inserting the word “and” immediately following the semicolon at the end thereof.

2. Section 3.03(h) of the Program is hereby amended by deleting the language “; and” and inserting a period at the end thereof.

3. Section 3.03(i) of the Program is hereby deleted from the Program.

4. Section 3.04(b) of the Program is hereby amended by inserting the word “and” immediately following the semicolon at the end thereof.

5. Section 3.04(c) of the Program is hereby amended by deleting the language “; and” and inserting a period at the end thereof.

6. Section 3.04(d) of the Program is hereby deleted from the Program.

7. Section 4.03(b)(4) of the Program is hereby amended by replacing the language “Section 3.03(b) through (i)” with the following language: “Section 3.03(b) through (h)”.

8. Article 5 of the Program is hereby amended and restated in its entirety, as follows:

5. Disability Benefits

5.01 Eligibility. If a Participant suffers a Disability prior to

Termination of Employment, the Participant shall be eligible for a benefit under this Article 5.

5.02 Amount.

(a) Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the amount of the benefit payable to the Participant under this Article 5 shall be equal to the supplemental retirement benefit described in Article 3, determined as if the Participant’s Termination of Employment occurred on the date of the Participant’s Disability.

(b) Disability on or After January 27, 2012.

(1) Disability After Age 55. If a Participant suffers a Disability on or after January 27, 2012 and after the Participant’s attainment of age 55, the amount of the benefit payable to the Participant under this Article 5 shall be equal to the amount of the Lump Sum Payment under Section 4.03, determined as if the Participant was not a Specified Employee and had retired (with the consent of the Committee, if the Participant’s Disability occurs prior to attainment of age 60) on the date of his or her Disability.

(2) Disability Before Age 55. If a Participant suffers a Disability on or after January 27, 2012 and prior to the Participant’s attainment of age 55, then the amount of the benefit payable to the Participant under this Article 5 shall be determined by (i) calculating the Lump Sum Payment under Section 4.03 (using the Specified Rate, Mortality Table and the Participant’s Highest Average Three-Year Compensation determined as of the date of the Participant’s Disability) that the Participant would be eligible to receive as of the first of the month following attainment of age 55 if the Participant had not become Disabled and had continued to be employed by the Company (with credit for Service) until retirement on the date that the Participant would attain age 55 (assuming, for this purpose, that the Participant would not be a Specified Employee on such date); and (ii) discounting the amount determined under the preceding clause (i) from the first of the month following the date the Participant would attain age 55 to the first of the month following the Participant’s Disability, using the Specified Rate in effect on the date of the Participant’s Disability.

5.03 Form of Disability Benefits.

(a) Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the Participant’s disability benefit pursuant to this Article 5 shall be paid in the form of a single life annuity; provided, however, that if the Participant is married to a person who has been the Participant’s spouse for at least one year immediately prior to the date of the Participant’s Disability, the Participant’s disability benefit shall be paid in the form of a joint and 100% survivor annuity.

(b) Disability on or After January 27, 2012. If a Participant suffers a Disability on or after January 27, 2012, the Participant’s disability benefit pursuant to this Article 5 shall be paid in the form of a single lump sum payment.

5.04 Time of Payment of Disability Benefits. Payment of a Participant’s disability benefit shall be made (or commence, as applicable) as of the first of the month following the Participant’s Disability, and the provisions of Article 4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 5.

9. Section 9.06 of the Program is hereby amended by inserting the following language immediately following the second sentence thereof:

The Committee may, in its discretion, delegate to one or more directors or employees of the Company any of the Committee’s authority under the Program. The acts of any such delegates shall be treated under this Program as acts of the Committee with respect to any matters so delegated, and any reference to the Committee in the Program shall be deemed a reference to any such delegates with respect to any matters so delegated.

10. All provisions of the Program not modified herein shall remain in full force and effect.

Adopted and effective January 27, 2011 by resolution of the Board of Directors of Parker-Hannifin Corporation.

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr., Secretary

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